Lake Shore Bancorp, Inc.	Investor/Media Contact:
128 East Fourth Street	Rachel A. Foley
Dunkirk, New York 14048	Chief Financial Officer
(716) 366-4070
ext. 1220

Lake Shore Bancorp Announces Increased Earnings
For Second Quarter and Six Months Ended June 30, 2010

Dunkirk, NY – July 29, 2010 – Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market:  LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced net income of $0.65 million, or $0.11 per diluted share, for the second quarter of 2010, up 83% compared to net income of $0.35 million, or $0.06 per diluted share, for the second quarter of 2009. For the six months ended June 30, 2010 net income was $1.37 million, or $0.24 per diluted share, an 80% increase compared to net income of $0.76 million, or $0.13 per diluted share, for the comparable period of 2009.

Highlights – Second Quarter 2010

•	Income before taxes increased by 98% compared to second quarter 2009.
•	Net interest income increased by 20.4% compared to second quarter 2009.
•	Net interest margin increased 35 basis points compared to second quarter 2009.
•	The Bank’s asset quality remained strong with nonperforming to total assets at 0.59%.
•	The Bank opened its new full-service branch in Depew, NY in April 2010.

“The momentum we developed early in the year continued through the second quarter with strong year-on-year revenue and earnings growth and continuation of our strong and stable asset quality,” said David C. Mancuso, President and Chief Executive Officer. “We added nearly $27 million in deposits in the second quarter, reflecting our successful expansion in the metropolitan Buffalo area and, in particular, our new location in Depew, New York. This new branch was opened in April and has already attracted more than $17 million in deposits, exceeding our initial expectations for this location.”

Total revenue for the second quarter of 2010 was $4.0 million, an increase of $0.56 million, or 16.3%, compared to the second quarter of 2009, and was reflective of the Company’s strong net interest income growth of 20.4% in the 2010 quarter. Revenue growth for the six months ended June 30, 2010 was up 17.3%, or $1.2 million, compared to the same period in 2009, and was also driven by the growth in net interest income.

Net interest income in the second quarter of 2010 increased by $0.58 million to $3.4 million, compared to the same period in 2009, reflecting the Bank’s 72 basis point decline in the rate paid on interest bearing liabilities. For the six months ended June 30, 2010 net interest income was $6.8 million, an increase of $1.2 million or 21%, compared to the same period in 2009. The year-to-date improvement in net interest income also reflects lower cost of funds, with rates paid on interest bearing liabilities down 75 basis points during the six months ended June 30, 2010 compared to the same period in 2009.

Net interest margin for the second quarter of 2010 was 3.27%, a 35 basis point improvement compared to the same period in 2009, and a 15 basis point decline compared to the first quarter of 2010. For the six months ended June 30, 2010, the Bank’s net interest spread increased 50 basis points over the same period in 2009. The increase in net interest spread reflects the lower market interest rate environment and the Bank’s disciplined deposit pricing strategy, which resulted in a 74 basis-point reduction in the total cost of funds verses a 24 basis-point decline in the yield on interest earning assets.

The provision for loan losses for the second quarter of 2010 was $0.20 million, an increase of $160,000 over the prior year quarter, reflecting an expected loss for a single commercial loan.  For the six months ended June 30, 2010, the provision was $0.25 million, up $90,000 compared to $0.16 million for the same period in 2009. Despite the increase to the Bank’s provision, our credit quality remains very strong. Our ratio of nonperforming loans to total loans remains significantly below industry averages at 0.69% for the second quarter of 2010, up 7 basis points compared to the prior year quarter, and down 15 basis points compared to the first quarter of 2010. At June 30, 2010 the Bank’s allowance for loan losses was 70.1% of non-performing loans, compared to 74.9% at March 31, 2010.

Non-interest income decreased by $19,000 and $18,000 for the second quarter and six months ended June 30, 2010, respectively, reflecting the absence of gains from loan sales which contributed $27,000 to both periods in 2009.

Non-interest expense decreased by $24,000 in the second quarter of 2010, to $2.9 million, in comparison to the same period in 2009. For the second quarter of 2010, the Bank had higher staffing costs, as well as increased occupancy expense related to the new branch opened in April 2010, offset by reduced professional services expense, as well as a $0.3 million reduction to FDIC insurance expense.

For the six months ended June 30, 2010, non-interest expense was $5.9 million, an increase of 4% from $5.6 million for the same period in 2009.  The increase in non-interest expense in the six months ended June 30, 2010 was due to higher staffing and advertising costs and increased occupancy expense related to the April branch opening in Depew, New York. These expenses were partially offset by reduced professional services expense, as well as a $0.24 million reduction in FDIC insurance expense. During the quarter ended June 30, 2009, the FDIC imposed a special assessment on all financial institutions to replenish the deposit insurance reserve. The Bank’s FDIC insurance expense for second quarter 2009 included $185,000 related to this assessment.

Board Names Vice Chairman

The Company’s Board of Directors has elected Mr. Gary W. Winger as Vice Chairman, filling the position formerly held by Mr. Daniel P. Reininga, Executive Vice President and Chief Operating Officer of the Company. Mr. Winger is a principal of Compass Consulting, Inc., a firm providing consulting services in the area of higher education, since July, 2002. Prior to that time, Mr. Winger was the Dean of Administration and Development and Chief Financial and Development Officer of Jamestown Community College in Jamestown, New York, from 1975 until June 2002.

Dividend Declared

The Company’s Board of Directors approved a $0.06 cash dividend on its common stock, payable on August 24, 2010, to shareholders of record as of August 9, 2010.  The Company’s cash dividend provides an annual yield of 3.0% based on the closing price of $7.90 on July 23, 2010.

Stock Repurchase

On February 24, 2010, the Board of Directors approved a new stock repurchase program authorizing the purchase of up to 122,642 shares of the Company’s outstanding common stock, representing 5% of the shares not held by the Company’s MHC.

During the second quarter, the Company repurchased 10,000 shares of common stock pursuant to the Board’s authorization. At June 30, 2010, there were 107,642 shares remaining under the existing stock repurchase authorization. The current repurchase program does not have an expiration date and supersedes all prior stock repurchase authorizations.

Profile

Lake Shore Bancorp, a federally-chartered mid-tier stock holding company, is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York, offering a broad array of retail and commercial lending and deposit services.  Lake Shore Bancorp common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the company is available at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions.  Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast.  Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements.  The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	June 30, 2010	December 31, 2009
	(Unaudited)
	(Dollars In Thousands)

Total assets	$460,441	$425,656
Cash and cash equivalents	33,307	22,064
Securities available for sale	142,464	118,381
Loans receivable, net	258,153	259,174
Deposits	347,545	318,414
Short-term borrowings	2,750	6,850
Long-term debt	42,750	36,150
Equity	57,628	55,446

STATEMENTS OF INCOME
	Three Months Ended
	June 30,
	2010	2009
	(Unaudited)
	(Dollars In Thousands, except for per share amounts)

Total Interest Income	$5,004	$4,908
Total Interest Expense	1,589	2,071

Net Interest Income	3,415	2,837

Provision for Loan Losses	200	40

Net interest income after provision for loan losses	3,215	2,797
Non-interest income	581	600
Non-interest expense	2,942	2,966

Income before income taxes	855	431
Income tax	205	77

Net income	$649	$354

Basic and diluted earnings per common share*	$0.11	$0.06
Dividends declared per share	$0.06	$0.05

Lake Shore Bancorp, Inc.
Selected Financial Information

STATEMENTS OF INCOME
	Six Months Ended
	June 30,
	2010	2009
	(Unaudited)
	(Dollars In Thousands, except for per share amounts)

Total Interest Income	$9,946	$9,776
Total Interest Expense	3,136	4,152

Net Interest Income	6,810	5,624

Provision for Loan Losses	250	160

Net interest income after provision for loan losses	6,560	5,464
Non-interest income	1,127	1,145
Non-interest expense	5,863	5,643

Income before income taxes	1,824	966
Income tax	454	207

Net income	$1,370	$759

Basic and diluted earnings per common share*	$0.24	$0.13
Dividends declared per share	$0.12	$0.10

* The Company had no dilutive securities during the periods ending June 30, 2010 and 2009.

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL RATIOS:

	Three Months Ended
	June 30,
	2010	2009
	(Unaudited)

Return on average assets	0.58%	0.34%
Return on average equity	4.60%	2.59%
Average interest-earning assets to average interest-bearing liabilities	115.14%	115.90%
Interest rate spread	3.04%	2.59%
Net interest margin	3.27%	2.92%

	Six Months Ended
	June 30,
	2010	2009
	(Unaudited)

Return on average assets	0.63%	0.37%
Return on average equity	4.87%	2.79%
Average interest-earning assets to average interest-bearing liabilities	115.33%	116.02%
Interest rate spread	3.10%	2.60%
Net interest margin	3.34%	2.94%

	June 30, 2010	December 31, 2009
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.98%	0.61%
Non-performing assets as a percent of total assets	0.59%	0.40%
Allowance for loan losses as a percent of total net loans	0.69%	0.62%
Allowance for loan losses as a percent of non-performing loans	70.14%	100.71%